news release

Contact Information:
Steve Berry	Erica Mannion
NeoMagic Corporation	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
(408) 988-7020	(212) 766-1800

NEOMAGIC® CORPORATION REPORTS SALE OF EMBEDDED DRAM PATENTS

NETS $9.5 MILLION

Santa Clara, Calif. - January 16, 2008 - NeoMagic Corporation (Nasdaq: NMGC), a leader and pioneer in developing and delivering low-power solutions for multimedia-rich mobile phones and handheld devices, announced today that it has signed an agreement to sell selected patents and patent applications to Faust Communications Holdings, LLC for $12.5 million, providing net proceeds of $9.5 million after agency commissions. The patents and patent applications sold relate to certain of NeoMagic’s non-essential patents. NeoMagic will retain a worldwide, non-exclusive, royalty-free license to use the technology covered by these patents and patent applications for all of its current and future products. The transaction is anticipated to close and fund within approximately 35 days, subject to customary closing conditions.

“We are particularly pleased with this patent sale transaction, as it reflects a true acknowledgement of the value of this technology,” stated Douglas Young, President and CEO of NeoMagic Corporation. “We also want to recognize the innovative contributions of Deepraj Puar, our Vice President of Operations, and inventor of the embedded DRAM patents sold in this transaction. We wish to acknowledge and thank Deep for his technology developments along with his contributions to the monetization of these patents,” concluded Young.

About NeoMagic
NeoMagic Corporation delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB, E-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a broad patent portfolio that covers NeoMagic's proprietary array processing and other technology. Information on the Company may be found on the World Wide Web at www.neomagic.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements regarding the timing of closing and funding of the patent sale agreement with Faust Communications. These forward-looking statements reflect current expectations. However, actual events and results could differ materially based on a variety of factors, including but not limited to the timing of completion of the customary closing conditions. Additional risks that could affect the Company’s future operating results are more fully described in the Company’s most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company, except as may be required by law.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.